Exhibit 99.1

GM FINANCIAL PRICES PRIVATE OFFERING OF $1.0 BILLION SENIOR NOTES DUE IN 2017

FORT WORTH, TEXAS, August 13, 2012 – GENERAL MOTORS FINANCIAL COMPANY, INC. (“GM Financial” or the “Company”) announced today that it has priced its private offering of $1.0 billion of 4.75% Senior Notes due 2017 (the “Notes”). The Notes will be offered only to qualified institutional buyers in accordance with Rule 144A and to non-U.S. persons under Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes offering is expected to close on or about August 16, 2012, subject to customary closing conditions.

GM Financial plans to use the net proceeds from the offering of the Notes for general corporate purposes, including, but not limited to, possible acquisitions.

The Notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This news release does not and will not constitute an offer to sell or the solicitation of any offer to buy the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About GM Financial

General Motors Financial Company, Inc. provides auto finance solutions through auto dealers across the United States and Canada. GM Financial has approximately 3,600 employees, over 800,000 customers and $12 billion in finance receivables and leased vehicles. The Company is a wholly-owned subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. For more information, visit www.gmfinancial.com.

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Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the year ended December 31, 2011. Such risks include – but are not limited to – changes in general economic and business conditions, GM’s ability to sell new vehicles in the United States and Canada that we finance, interest rate fluctuations, our financial condition and liquidity, as well as future cash flows and earnings, competition, the effect, interpretation or application of new or existing laws, regulations, court decisions and accounting pronouncements, the availability of sources of financing, the level of net credit losses, delinquencies and prepayments on the loans and leases we originate, the prices at which used cars are sold in the wholesale auction markets, changes in business strategy, including expansion of product lines and credit risk appetite and significant litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual events or results may differ materially. It is advisable not to place undue reliance on any forward-looking statements. The Company undertakes no obligation to, and does not, publicly update or revise any forward-looking statements, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations

(817) 302-7000

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